##



##
##
                             -#-                       LAM-975
##




                  SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C.  20549


                               FORM 8-K


                            CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934



 Date of Report (Date of earliest event reported): May 9, 1994


                    FLEET FINANCIAL GROUP, INC.
        (Exact name of registrant as specified in its charter)


                            RHODE ISLAND
            (State or other jurisdiction of incorporation)


         1-6366                               05-0341324
  (Commission File Number)        (IRS Employer Identification No.)


  50 Kennedy Plaza, Providence, Rhode Island                02903
  (Address of principal executive offices)               (Zip Code)


 Registrant's telephone number, including area code:   401-278-5800

Item 5.  Other Events.

    On May 9, 1994, Fleet Financial Group, Inc. ("Fleet") and NBB Bancorp, Inc. ("NBB") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which (a) NBB will be merged with and into Fleet (the "Merger") and (b) New Bedford Institution for Savings (the "Bank"), a wholly-owned subsidiary of NBB, will enter into a Bank Agreement and Plan of Merger with Fleet Bank of Massachusetts, National Association (the "Surviving Bank"), a wholly-owned indirect subsidiary of Fleet, providing for the merger of the Bank with and into the Surviving Bank (the "Bank Merger").

    In accordance with the terms of the Merger Agreement, each outstanding share of NBB common stock, $0.10 par value per share (the "NBB Common Stock"), except for treasury shares, shares held by Fleet or its subsidiaries or by NBB or its subsidiaries (other than in both cases shares held in a fiduciary capacity or as a result of debts previously contracted), and dissenting shares, shall be converted into the right to receive, at the election of the holder thereof, either: (a) a number of shares of Fleet common stock, $1.00 par value ("Fleet Common Stock"), determined by dividing the Merger Consideration (as defined below) by the Average Closing Price (as defined below), subject to a minimum of 5,700,000 and a maximum of 6,300,000 shares of Fleet Common Stock being issued as shall be determined by Fleet, or (b) cash in the amount of the Merger Consideration; provided that an additional number of shares of Fleet Common Stock will be issued if required so that the aggregate portion of the consideration for the Merger attributable to Fleet Common Stock will be equal to at least 45% of the total consideration for the Merger.
"Merger Consideration" is defined as $48.50 per share; provided that if the Merger has not been consummated by March 31, 1995, the Merger Consideration shall be increased at the rate of $0.25 per share per month for each full month (prorated on a daily basis for each partial month) until the Merger is consummated. The "Average Closing Price" is defined as the average closing sale price per share of Fleet Common Stock on the New York Stock Exchange (the "Stock Exchange") (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source), for the 10 consecutive Stock Exchange trading days ending on and including the fifth trading day immediately preceding (but not including) the date the Merger is consummated. If the Average Closing Price is equal to or less than $29.50, then the Merger Consideration must be paid in cash; provided that Fleet may, at its option, pay part of the Merger Consideration with Fleet Common Stock previously repurchased by Fleet for such purpose.

    Each holder of a share of NBB Common Stock will also receive a number of Warrants equal to the Warrant Amount. Each Warrant entitles the holder thereof to purchase one share of Fleet Common Stock for a purchase price of $43.875 per share at any time during the period beginning one year after the date of the consummation of the Merger and ending on the sixth anniversary of such date. "Warrant Amount" is defined as a fraction, the numerator of which is 2,500,000 and the denominator of which is the sum of the number of shares of NBB Common Stock which are outstanding on the date of the consummation of the Merger, plus the number of shares of NBB Common Stock which are issuable in connection with options granted pursuant to the NBB Stock Option Plan. The Executive Committee of Fleet approved the Merger Agreement and the transactions contemplated thereby at a meeting on May 5, 1994. The Board of Directors of NBB approved the Merger Agreement and the transactions contemplated thereby at a meeting on May 8, 1994.

    Completion of the Merger is subject to certain conditions, including (a) approval by the shareholders of NBB, (b) approval of all requisite regulatory authorities, and (c) other closing conditions customary in transactions of this type. In the event that (x) the Agreement is terminated (i) by NBB prior to the consummation of the Merger because the Board of Directors of NBB does not recommend approval of the Merger to its shareholders or the NBB shareholders do not approve the Merger, or (ii) by Fleet if there has been a material breach of any representation, warrant, covenant or other agreement by NBB which has not been cured; and (y) within 6 months of such termination NBB shall have entered into an acquisition transaction with a person other than Fleet or its Subsidiaries or the Board of Directors of NBB shall have recommended another acquisition transaction (or if at the time (i) the Board of Directors did not recommend the Merger, or (ii) the shareholders of NBB failed to vote in favor of the Merger, any person other than Fleet or its subsidiaries shall have made a bona fide proposal by public announcement to engage in an acquisition transaction), then NBB must make a cash payment to Fleet in the amount of $8,000,000 in order to reimburse Fleet for incurring the costs and expenses relating to the Merger Agreement.

    Certain additional information regarding the Merger is contained in Fleet's press release (the "Press Release") dated
May 9, 1994.

    The Merger Agreement and Press Release are attached hereto as exhibits and incorporated herein by reference. The foregoing summary of such exhibits is qualified in its entirety by reference to the complete text of such exhibits.

Item 7.  Financial Statements and Exhibits.

    (c)  2.1  Agreement and Plan of Merger dated
              as of May 9, 1994 between Fleet
              and NBB.

         99.1 Press Release of Fleet dated May 9, 1994.

                           SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed in its behalf by the undersigned hereunto duly authorized.

                                  FLEET FINANCIAL GROUP, INC.
                                       Registrant


                                  By  /s/ William C. Mutterperl
                                       William C. Mutterperl
                                       Senior Vice President,
                                       General Counsel and Secretary



Dated:  May 10, 1994

                       Exhibit Index


         2.1  Agreement and Plan of Merger dated
              as of May 9, 1994 between Fleet
              and NBB.

         99.1 Press Release of Fleet dated May 9, 1994.